Exhibit (d)(2)

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT is entered into and effective as of  May 25th,  2022,  between “Cheetah” (“Company”), and Biosynex (“Alpha”).

BACKGROUND

1.          Company and Alpha have proposed to exchange information, which is either confidential or proprietary in nature, in connection with their consideration of a possible negotiated transaction between the two compan ies.

2.          Each party desires to protect the confidentiality of the information it provides and to have the other party take or abstain from taking certain actions in accordance with the terms of this Agreement.

Now, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.   Definitions.

(a)          “Disclosing Party”  means the party disclosing Evaluation Material.

(b)          “Evaluation Material” means any information or data concerning the Disclosing Party (whether prepared by the Disclosing Party, its Representatives or otherwise and irrespective of the form of communication) that is furnished to the Receiving  Party or any of its Representatives by or   on behalf of the Disclosing Party, including information regarding the Disclosing Party’s business, operations, financial position, pricing and other financial information, forecasts, product roadmaps, business or marketing plans, acquisition plans, proposals, investment policies and objectives, projections, strategies, marketing plans, product services, computer software code, programs or documentation; algorithms, formulae, simulation models, test results and usage logs, customers, markets, surveys, questionnaires, inventions, software, patents and other intellectual property, trade secrets and technical or proprietary data and methods used or developed by the Disclosing Party, together with all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by the  Receiving  Party  or its Representatives that contain, reflect or are based upon, in whole or in part, any information furnished  to  the  Receiving Party or its Representatives pursuant to this Agreement; provided, that “Evaluation Material” does not include information of a Disclosing Party that:

(i)	is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives that violates the terms of this Agreement;

(ii)
was within the Receiving Party’s possession prior to it being furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party  pursuant to this Agreement, provided that, to the knowledge of the Receiving Party, the source of such information was not breaching any confidentiality obligation  to  the Disclosing Party by providing such information;

(iii)
is or becomes available to the Receiving Party from a source other than the  Disclosing Party or any of its Representatives, provided  that, to the knowledge  of  the Receiving Party, such source is not breaching any confidentiality obligation  to  the Disclosing Party by providing such information; or

(iv)
is independently developed by the Receiving Party or others on its behalf without reference to or reliance upon any information furnished to the Receiving  Party or any of its Representatives by or on behalf of the Disclosing Party.

(c)          “Receiving Party” means the party receiving Evaluation Material.

    (d)          “Representatives” means, with respect to a party, such party’s parents and subsidiaries, as well as its and their respective directors, officers, affiliates, employees , partners, agents or advisors (including attorneys, accountants, consultants, bankers, actual or potential financing sources, and financial advisors).

(e)          The term “person” means any entity or individual and the term “affiliate”  has  the  meaning set forth in Rule 12b-2 under the Securities Exchange  Act of 1934 (the “Exchange Act”).

Section 2.   Use and Disclosure of Evaluation Material.

(a)          Except as otherwise provided in this Agreement, each party hereby agrees that it and its Representatives shall:

(i)	use the Evaluation Material of the other party solely for the purpose of evaluating and negotiating a possible transaction between the parties;

(ii)	keep the Evaluation Material of the other party confidential in accordance with the terms of this Agreement; and

(iii)	not disclose any Evaluation Material of the other party except in accordance with the terms of this Agreement;

provided, that the Receiving Party may disclose any Evaluation Material of the Disclosing  Party to  the Receiving Party’s Representatives who need to know such information for the purpose of evaluating, negotiating and financing a possible transaction between the parties, provided, that the Receiving Party’s Representatives are informed of the confidential nature of such Evaluation  Material.

(b)          Except as otherwise provided in this Agreement, neither party nor any of its Representatives shall disclose to any other person (i) the existence  of this  Agreement,  (ii) the fact that Evaluation Material of the other party has been made available to it, (iii) that discussions are taking place concerning a possible negotiated transaction between the parties, (iv) any of the terms, conditions or other facts with respect thereto, or (v) the status of such discussions (collectively, the “Transaction Information”).

(c)          The Receiving Party shall be responsible for any use or disclosure by any of the  Receiving   Party’ s   Representatives   of   (i)   Evaluation   Material   of   the   Disclosing   Party  or (ii) Transaction Information, which if done by the Receiving Party itself would be a breach of this Agreement. The Receiving Party agrees, at its sole expense, to take reasonable measures to restrain  its Representatives from prohibited or unauthorized disclosure or use of the Disclosing Party’s Evaluation  Material  and the Transaction Information.

(d)          The Receiving Party further agrees to protect the Evaluation  Material  against unauthorized use or disclosure with commercially reasonable care, but in any event no less than the degree of care as the Receiving Party gives its own proprietary or confidential information of similar importance.

(e)          All right, title and interest in and to any Evaluation Material disclosed by the Disclosing Party or its Representatives shall be and shall remain solely and exclusively owned  by  the  Disclosing Party.

(t)          To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable  privilege  concerning  pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection  under  the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

(g)          The Disclosing Party acknowledges that the Receiving Party may  currently  or in the  future be developing information internally, or receiving information from other parties,  that  is similar to the Evaluation Material. Nothing in this  Agreement  will  prohibit  the  Receiving  Party from developing or having developed for it products, concepts, systems or  techniques  that  are similar to or compete with the products, concepts, systems or techniques contemplated by or  embodied in the Evaluation Material provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development. Neither party shall have any obligation to limit or restrict the assignment of its employees  or consultants  as  a result of their  having had-access to Evaluation Material. Further, subject to any copyrights, mask work rights or patent rights, the parties agree that as a result of exposure to Evaluation Material of the Disclosing Party, employees of the Receiving Party may gain or enhance general knowledge, skills and experience (including ideas, concepts, know-how and techniques) related to Receiving Party’s  business (“General Knowledge”). The subsequent use by these employees of such General Knowledge as retained in their unaided memories, without reference to Evaluation Material  in written, electronic or other fixed form, shall not constitute a breach of this Agreement. Neither party shall have any obligation to limit or restrict the assignment of persons or to pay  royalties for any  work resulting from the use of such General Knowledge.

Section 3.   Legally Required Disclosure.

If either party (for purposes of this Section 3, the “Obligated Party”) or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena,  civil  investigative  demand or other similar process, or by the rules or regulations  of any regulatory authority having jurisdiction over the Obligated Party or a stock exchange on which the Obligated Party’s securities are traded) to disclose any of the Evaluation Material of the other party or the Transaction Information, the Obligated Party shall, except as prohibited by law, provide the other party  with prompt written notice of any such request or requirement so that the other  party may seek,  at the  other party’s expense, a protective order or other remedy and/or waive compliance with the provisions of  this Agreement. If the other party seeks a protective order or other remedy, the Obligated  Party  shall provide such cooperation as the other party shall reasonably request.  If,  in the absence  of a  protective order or other remedy or the receipt by the Obligated Party of a waiver from the other party, the Obligated Party or any of its Representatives is required to disclose Evaluation Material  or Transaction  Information  to any person, the Obligated Party or its Representatives may, without liability hereunder, disclose to such person only that portion of the Evaluation Material or Transaction  Information  that is legally  required to  be disclosed, provided that the Obligated Party and its Representatives shall exercise reasonable efforts  to minimize the disclosure of the Evaluation Material or Transaction Information and shall inform the recipient of the confidential  nature of such information.

Section 4.   Return of Evaluation Material.

At any time upon the written request of the Disclosing Party for any  reason:

(a)
the Receiving Party shall promptly return to the Disclosing Party all Evaluation Material furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party and shall not retain any copies, extracts or other  reproductions  (including Evaluation Material stored  in any computer  or  other electronic storage device) in whole or in part of such material; and

(b)
the Receiving Party and its Representatives shall destroy all Evaluation Material prepared by the Receiving Party or its Representatives and shall not retain any copies, extracts or other reproductions (including Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party upon request of the Disclosing Party.

Notwithstanding the foregoing, the Receiving Party may retain copies of Evaluation Material (i) that is stored on Receiving Party’s IT backup and disaster recovery systems until the ordinary course deletion thereof or (ii) as required by applicable law or Receiving Party’s document retention policies. Any Evaluation Material that cannot be returned, destroyed or deleted (such as oral Evaluation Material) and  any electronic backup data and other” copy of v retained by Receiving Party pursuant to the preceding sentence shall remain subject to all restrictions and obligations contained in this Agreement. Notwithstanding the return or destruction of Evaluation Material, each party and its Representatives shall continue to be bound by their obligations hereunder.

Section 5.   Term.

This Agreement shall apply to all Evaluation Material disclosed in connection with this Agreement, including Evaluation Material disclosed prior to the date hereof.  Unless  otherwise  expressly  stated  herein, the obligations set forth in this Agreement shall continue until the third anniversary of the date hereof.

Section 6.   Nonsolicitation.

For a period of two years from the date hereof, neither party nor its affiliates shall solicit to employ any person who (a) is, or within the prior six months was, an officer of the other party or (b) who is, or within the prior six months was, employed in any capacity by the other party and with whom Representatives of the first party came in contact during the process of considering a transaction contemplated by this Agreement; provided, that this paragraph shall not prevent a party or its affiliates  from hiring a person identified in clause (a) or (b) (a “Covered Person”) if: (i) such Covered Person contacts the party or its Representatives on the Covered Person’s own initiative without any direct or indirect solicitation by or encouragement from such party or its Representatives; (ii) the personnel of such party who solicited the Covered Person have no knowledge of any Evaluation Material and none of the personnel of such party who have knowledge of any Evaluation Material  have actual advance knowledge  of such solicitation; or (iii) such Covered Person responds to a general solicitation of employment not specifically directed towards the other party or particular employees of the other party.

Section 7.   Standstill.

        Each party agrees that, for a period of two years from the date hereof, unless such party shall have been specifically invited in writing by the other party, neither such party nor any of its affiliates shall in  any manner, directly or indirectly:

(a)
effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, any:  (i) acquisition  of  securities (or beneficial ownership thereof) or assets of the other party; (ii) tender or exchange   offer,   merger  or  other   business   combination   involving  the  other   party; (iii) recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party; or (iv) “solicitation”  of “proxies”  (as  such terms are used in the proxy rules of the Securities and Exchange  Commission)  or  consents to vote any voting securities of the other  party;

(b)	form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of the other party;

(c)	otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other party;

(d)	take any action which might force the other party to make a public announcement regarding any of the types of matters set forth in paragraph (a) above; or

(e)	enter into any discussions or arrangements with any person with respect to any of the foregoing.

Each party also agrees during such period not to request the other party (or its Representatives), directly or indirectly, to amend or waive any provision of this Section 7, including this sentence.  Each  party represents and warrants that, as of the date of this Agreement, neither such party nor any of its affiliates owns, of record or beneficially, any voting securities of the other party, or any securities convertible into or exercisable for any voting securities of the other party.

The obligations  under this Section 7 shall  terminate  as to a party and  its affiliates  in the event   that (a) any third party unaffiliated with the other party initiates a tender or exchange offer for, or otherwise publicly proposes or agrees to acquire, a majority of the outstanding common stock or voting power of the other party or (b) the other party enters into any agreement to merge with, or sell or dispose of assets or securities representing 50% or more of its earning power to, any person not affiliated with the other  party.

Section 8.   Trading in Securities.

Each party acknowledges that the Evaluation Material may contain material non-public information within the meaning of the U.S. federal securities laws. Each party acknowledges  that it is aware (and that  its Representatives who are apprised of a possible transaction between the parties have been or will be advised) that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company  from  purchasing  or  selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 9. Representations and Warranties; Relationship to Definit ive Agreement.

(a)          Each party understands and acknowledges that neither party nor any of  its  Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such party. Each party agrees that neither the other party nor its Representatives shall have any liability to such party  or any of its Representatives or any other person relating to or resulting from the use of  the Evaluation Material furnished by or on behalf of the Disclosing Party or any errors therein or omissions therefrom. Only those representations or warranties that are made in a  definitive  agreement between the parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For purposes of this Agreement, the term “definitive agreement” does not include any executed letter of intent or any other  preliminary written agreement, nor does it include any written or verbal acceptance of any offer or  bid made by one party.

(b)          Each party understands and agrees that no contract or agreement providing for any transaction involving the parties shall be deemed to exist unless and until a definitive agreement has been executed and delivered and each party hereby waives in advance any claims, including claims  for breach of contract, in connection with any transaction between the parties unless and until the parties shall have entered into a definitive agreement. Each party also agrees that unless and until a definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any other written or oral communication with respect to such transaction, except for the matters specifically agreed to herein.

(c)          Each party reserves the right, in its sole discretion,  to reject  any and all proposals  made by the other party with regard to a transaction between the parties and to terminate discussions and negotiations with the other party at any time and for any reason or no  reason.  Each  party  understands that the other party and its Representatives shall be free to conduct any process for any transaction in such manner as they, in their sole discretion, shall determine (including negotiating  with other interested parties and entering into a preliminary or definitive agreement without prior notice to the other party or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to the other party or any other person.

Section 10. Contacts  and Communications.

Each party agrees that all contacts or communications by it or its Representatives  with  the other party regarding a possible transaction between the parties or the Evaluation Material of the other party, all requests for additional information, facility tours or management meetings  and  all  discussions  or questions regarding procedures with respect to a possible transaction, will be submitted or directed only to ryan.hultstrand@craig-hallum.com and john.demarais@craig-hallum.com (in the case of Company) or paper@ bios . nex.com (in the case of Alpha) or as the other party shall otherwise instruct in writing. Without the express prior consent of the other party, each party agrees that it will not,  directly  or indirectly, contact or communicate with any officer, employee, director, stockholder, agent, customer or business partner of the other party regarding Evaluation Material or a possible transaction between the parties.

Section 11. Tax Confidentiality Waive r.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party to this Agreement (and each  employee,  representative and  other agent  of such party)  may (a)  consult any tax advisor  regarding the U.S. federal  income  tax treatment  or tax structure of the transaction contemplated hereby and (b) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating   to such tax treatment and tax structure; provided that clause (b) shall not apply until the earliest of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of the public announcement of the transaction and (iii) the date of the execution of an agreement, with or without conditions,  to enter into the transaction.  For this purpose, “tax structure” is limited to any facts relevant   to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

Section 12. Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(b)         Each party recognizes and acknowledges the competitive value and confidential nature of the Evaluation  Material of the other party and that irreparable  damage may result to the other party   if information contained therein or derived therefrom is disclosed to any person except as herein provided or is used for any purpose other than the evaluation of a possible negotiated transaction between the parties. Each party further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement by either party hereto or any of such party’s Representatives and that the non-breaching party may be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of this Agreement, but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable  order  that  a party has breached this Agreement, then such party shall pay to the non-breaching party the  reasonable legal fees and disbursements that such non-breaching party has incurred in connection  with such litigation, including any appeal  therefrom.

(c)          This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party; provided that no such consent shall be required, and  this  Agreement may be assigned  by a party, in the case of a sale by such party of all or substantially  all  of its business or assets, whether by merger,  sale of assets  or otherwise.  Subject to the foregoing,  this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(d)          This Agreement contains the entire agreement between the parties concerning the subject matter hereof. No provision of this Agreement may be waived or amended except by the express written consent of the parties. No failure or delay by a party in exercising any right, power  or  privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)          This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument and either of which may  be delivered  via electronic  mail (including  pdf or any electronic signature complying  with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

(f)          The invalidity, unenforceability or illegality of any provision of this Agreement shall not impair the validity, enforceability or legality of any other provision; and any provision hereof that might  otherwise  by  invalid,  unenforceable  or illegal  shall  hereby  be deemed to be amended to the extent necessary to remove the cause of such invalidity, unenforceability or illegality, and, to the extent practicable, such amendment shall reflect the original intent of such provision, as negotiated  by the parties hereto and this Agreement, and such provision, as so amended, shall remain in full force and effect.

(g)          For purposes of this Agreement: (i) the section headings used in this Agreement are used for convenience  only  and are  not to be considered  in  construing  or  interpreting  this  Agreement; (ii) the word “including” shall not be construed so as to exclude any other thing not referred to or described; (iii) the word “or” is not exclusive; (iv) the definition given for any term in  this  Agreement shall apply equally to both the singular and plural forms of the term defined; and (v) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(h)          All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly delivered one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Company:	Copy to:

To be sent after signing of NDA if requested
Ifto Alpha:	Copy to: Larry Abensur

BIOSYNEX S.A.
22 BO SEBASTIEN BRANT
67400 ILLKIRCH GRAFFENSTADEN,
FRANCE
Attention: Thierry Paper	Attention: Larry Abensur
Email: paper (a)bios ynex.com	Email: abens u.r@bio s vnex. com

Either party may give any notice or other communication hereunder using any other  means  (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice or other communication shall be deemed duly given unless and until the party for whom it is intended actually receives it. Any party may change the address to  which notices and other communications hereunder are to be delivered by giving the other party  notice in the manner herein set forth.

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CHEETAH

By:	/s/ Larry Steenvoorden
	Name:	Larry Steenvoorden
	Title:	Chief Financial Officer

BIOSYNEX

By:	/s/ Thierry Paper
	Name:	Thierry Paper
	Title:	Deputy General Manager